Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated November 13, 2026, relating to the consolidated financial statements of Li Bang International Corporation Inc. and subsidiaries as of June 30, 2026 and 2025, and for each of the three years in the period ended June 30, 2026 (the “Auditor’s Report”), in this Annual Report on Form 20-F for the year ended June 30, 2026 of Li Bang International Corporation Inc. (the “Registrant”). We further consent to the incorporation by reference of our Auditor’s Report into the Registration Statement on Form F-3 initially filed with the U.S. Securities and Exchange Commission on November 25, 2025 (No. 333-291772), as subsequently amended and including all prospectus supplements thereof.

/s/ Wei, Wei & Co., LLP

Flushing, New York

November 13, 2026